Exhibit 99.1

Tesla Motors Reports First Quarter 2011 Results

Strong Quarterly Revenue and Gross Margin

Model S Program Remains on Track for mid-2012 Deliveries

PALO ALTO, CA, May 4, 2011 – Tesla Motors, Inc. (Nasdaq: TSLA) today announced its preliminary unaudited financial results for the quarter ended March 31, 2011. Revenues for the first quarter of 2011 were $49.0 million, a 35% increase from the $36.3 million reported in the prior quarter. Gross margin improved to 37%, up from 31% for the prior quarter. Total revenues and gross margin were the highest in the company’s history.

“Our financial results continue to demonstrate the solid execution of our entire team,” said Elon Musk, CEO of Tesla Motors. “The continued performance of our Roadster business and growing contributions from our component supply and development programs for the Daimler Smart fortwo, Daimler A-Class and Toyota RAV4 EV produced quarterly revenue more than double of that achieved in the same quarter of last year.”

“In addition, our Model S alpha build proceeded as scheduled during the quarter. In fact, our engineering and manufacturing teams have now completed the construction of all of our Model S alpha vehicles, having finished the final alpha in April. These vehicles are successfully undergoing the planned cold weather brakes testing, ride and handling evaluation, safety validation, electrical integration, and noise, vibration and harshness evaluation,” continued Musk. “As has been our plan, we will continue testing this quarter with a particular focus on durability and systems integration as we prepare for our beta build later this year. Overall, we remain on track for first customer deliveries of the Model S in mid-2012.”

Substantial activity continues at Tesla’s Fremont, California facility, The Tesla Factory. Intensive site preparations are underway at each of the stamping, plastics, and paint shops as the facility is being prepared for the upcoming Model S beta build. Equipment testing in carefully controlled manual modes of operation has begun in both stamping and plastics shops, with robots and other automation equipment scheduled for installation later this year. Installation of the hydraulic press line remains on schedule for manual operation in the second quarter.

Net loss for the quarter was $48.9 million as compared to $51.4 million in the prior quarter on a GAAP basis. On a non-GAAP basis, net loss for the quarter was $41.6 million as compared to a non-GAAP net loss of $44.1 million in the prior quarter. Non-GAAP net loss excludes charges related to stock-based compensation and the change in fair value related to our outstanding warrants. A reconciliation of GAAP results to non-GAAP results is included below.

Business Highlights

•	Tesla completed the build of the Model S alphas as planned in April. The performance of the vehicles during testing has provided good validation of many of the engineering CAD designs and simulations.

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Tesla delivered a record number of production battery packs and chargers for both Daimler’s Smart fortwo and A-Class vehicles for the fourth quarter in a row. Daimler increased its total orders for the Smart fortwo electric drive components from 1,800 to 2,100 sets. All of these will be delivered in 2011.

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Tesla successfully completed the initial milestones for the development of the powertrain system for the Toyota RAV4 EV and remains on schedule for the completion of the development portion of the program. The powertrain system includes a battery, power electronics components, motor, gearbox and associated proprietary software.

•	Tesla has now delivered over 1,650 Roadsters around the world. Roadster owners have driven almost 11 million miles. In addition, Tesla has now received over 4,600 reservations for the Model S.

•	Tesla announced that the 300-mile version of the Model S would be the first version to be delivered to customers in mid-2012.

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In April, Tesla opened its first interactive store in the high-traffic Santana Row retail center in San Jose, California. The store features a new retail experience in which Tesla customers can learn about electric vehicles, explore Tesla’s innovations, and configure their cars through hands-on interactive touchscreens.

Tesla will provide a live webcast of its first quarter 2011 financial results conference call beginning at 2:00 p.m. PDT on May 4, 2011 at ir.teslamotors.com. This webcast will also be available for replay for approximately two weeks thereafter.

About Tesla Motors

Tesla’s goal is to create the most compelling car company of the 21st century, while accelerating the world’s transition to electric vehicles. Based in Palo Alto, California, Tesla designs, manufactures and sells EVs and EV powertrain components. Tesla has delivered more than 1,650 Roadsters to customers world-wide, and through its strategic partners is powering thousands of additional EVs. Tesla Roadster owners have driven almost 11 million cumulative zero emission miles. Next year, Tesla plans to begin deliveries of the Model S, the world’s first luxury sedan to take full advantage of an all electric powertrain.

Forward-Looking Statements

Certain statements in this press release, including statements relating to the progress Tesla is making with respect to the development, testing, performance, attributes and launch schedule of the Model S; the ability of Tesla to produce vehicles at the Tesla Factory in Fremont, California as well as the plans and schedule for the Tesla Factory and the equipment there; and the orders, schedule and benefits from Tesla’s development programs with Daimler and Toyota; are “forward-looking statements” that are subject to risks and uncertainties. These forward-looking statements are based on management’s current expectations, and as a result of certain risks and uncertainties actual results may differ materially from those projected. The following important factors, without limitation, could cause actual results to differ materially from those in the forward-looking statements: Tesla’s future success depends on its ability to design and achieve market acceptance of the Model S; the risk of delays in the design, manufacture, launch and financing of the Model S, including the build-out of its planned Model S manufacturing facility; the risk of a decline in automotive revenues prior to the launch of the Model S; the need to raise additional funds and the availability of those funds; consumers’ willingness to adopt electric vehicles and electric cars in particular; Tesla’s ability to fully draw down on its facility from the U.S. Department of Energy; risks associated with sales of the Tesla Roadster; competition in the automotive market generally and the alternative fuel vehicle market in particular; Tesla’s ability to establish, maintain and strengthen the Tesla brand; the unavailability, reduction or elimination of governmental and economic incentives for electric vehicles; Tesla’s ability to establish, maintain and strengthen its relationships with strategic partners such as Daimler, Toyota and Panasonic; Tesla’s ability to fully complete the Toyota development agreement; and Tesla’s ability to execute on its plans for new store openings. More information on potential factors that could affect the Company’s financial results is included from time to time in Tesla’s Securities and Exchange Commission filings and reports, including the risks identified under the section captioned “Risk Factors” in its annual report on Form 10-K as filed on March 3, 2011. Tesla disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

Non-GAAP Financial Information

Consolidated financial information has been presented in accordance with GAAP as well as on a non-GAAP basis. On a non-GAAP basis, financial measures exclude non-cash items such as stock-based compensation as well as the change in fair value related to Tesla’s warrant liability. Management believes that it is useful to supplement its GAAP financial statements with this non-GAAP information because management uses such information internally for its operating, budgeting and financial planning purposes. These non-GAAP financial measures also facilitate management’s internal comparisons to Tesla’s historical performance as well as comparisons to the operating results of other companies. In addition, Tesla believes these non-GAAP financial measures are useful to investors because they allow for greater transparency into the indicators used by management as a basis for its financial and operational decision making. Non-GAAP information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under U.S. GAAP when understanding Tesla’s operating performance. A reconciliation between GAAP and non-GAAP financial information is provided below.

Investor Relations Contact:

Jeff Evanson

650-681-5050

ir@teslamotors.com

Press Contact:

Khobi Brooklyn

Tesla Motors

kbrooklyn@teslamotors.com

For additional information, please visit ir.teslamotors.com.

Tesla Motors, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended
	Mar 31, 2011	Dec 31, 2010	Mar 31, 2010
Revenues
Automotive sales	$33,628	$29,172	$20,585
Development services	15,402	7,114	227

Total revenues	49,030	36,286	20,812

Cost of revenues
Automotive sales	26,961	23,401	16,858
Development services	4,041	1,564	102

Total cost of revenues (1)	31,002	24,965	16,960

Gross profit	18,028	11,321	3,852

Operating expenses
Research and development (1)	41,162	37,617	13,265
Selling, general and administrative (1)	24,212	25,349	16,585

Total operating expenses	65,374	62,966	29,850

Loss from operations	(47,346)	(51,645)	(25,998)
Interest income	40	63	48
Interest expense	—	—	(230)
Other income (expense), net	(1,485)	187	(3,221)

Loss before income taxes	(48,791)	(51,395)	(29,401)
Provision for (benefit from) income taxes	150	(37)	118

Net loss	$(48,941)	$(51,358)	$(29,519)

Net loss per common share, basic and diluted (2)	$(0.51)	$(0.54)	$(4.04)

Shares used in per share calculation, basic and diluted (2)	95,187	94,240	7,302

Notes:

(1)	Includes stock-based compensation expense of the following for the periods presented:

Cost of revenues	$154	$93	$42
Research and development	2,299	2,051	281
Selling, general and administrative	3,473	5,699	3,064

Total stock-based compensation expense	$5,926	$7,843	$3,387

(2)	On July 2, 2010, the Company completed its initial public offering (IPO), pursuant to which the Company sold 11,880,600 shares of common stock. Concurrent with the closing of the IPO, the Company issued 2,941,176 shares of common stock to Toyota Motor Corporation in a private placement.

Upon the completion of the IPO, all convertible preferred stock automatically converted into 70,226,844 shares of common stock. Additionally, 445,047 shares of common stock were issued upon the net exercise of all outstanding warrants, excluding the Department of Energy warrant, which would otherwise have expired upon the completion of the IPO.

Tesla Motors, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	March 31,	December 31,
	2011	2010
Assets
Cash and cash equivalents	$100,655	$99,558
Restricted cash - current	42,943	73,597
Accounts receivable	20,260	6,710
Inventory	50,823	45,182
Prepaid expenses and other current assets	12,225	10,839
Operating lease vehicles, net	9,141	7,963
Property and equipment, net	143,372	114,636
Restricted cash - noncurrent	4,934	4,867
Other assets	22,936	22,730

Total assets	$407,289	$386,082

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$69,469	$49,896
Deferred revenue and development compensation	6,909	7,418
Reservation payments	39,412	30,755
Common stock warrant liability	7,509	6,088
Capital lease obligations	696	775
Long-term debt	102,484	71,828
Other long-term liabilities	13,072	12,274

Total liabilities	239,551	179,034
Stockholders’ equity	167,738	207,048

Total liabilities and stockholders’ equity	$407,289	$386,082

Tesla Motors, Inc.

Supplemental Consolidated Financial Information

(Unaudited)

(In thousands)

	Three Months Ended
	Mar 31, 2011	Dec 31, 2010	Mar 31, 2010
Selected Cash Flow Information
Cash flows used in operating activities	$43,297	$34,284	$27,329
Cash flows provided by (used in) investing activities	10,111	(8,550)	(9,379)
Cash flows provided by financing activities	34,283	45,829	28,627

Other Selected Financial Information
Capital expenditures	$20,476	$17,148	$8,473
Capital expenditures related to acquisition of Fremont facility and assets	—	6,500	—

Total capital expenditures	$20,476	$23,648	$8,473

Depreciation and amortization	$3,517	$2,890	$2,141

	Mar 31, 2011	Dec 31, 2010
Cash
Cash and cash equivalents	$100,655	$99,558
Restricted cash - current	42,943	73,597
Restricted cash - noncurrent	4,934	4,867

Tesla Motors, Inc.

Reconciliation of GAAP to Non-GAAP Financial Information

(Unaudited)

(In thousands, except per share data)

	Three Months Ended
	Mar 31, 2011	Dec 31, 2010	Mar 31, 2010
Research and development expenses (GAAP)	$41,162	$37,617	$13,265
Stock-based compensation expense	(2,299)	(2,051)	(281)

Research and development expenses (Non-GAAP)	$38,863	$35,566	$12,984

Selling, general and administrative expenses (GAAP)	$24,212	$25,349	$16,585
Stock-based compensation expense	(3,473)	(5,699)	(3,064)

Selling, general and administrative expenses (Non-GAAP)	$20,739	$19,650	$13,521

Net loss (GAAP)	$(48,941)	$(51,358)	$(29,519)
Stock-based compensation expense	5,926	7,843	3,387
Change in fair value of warrant liabilities	1,421	(587)	2,332

Net loss (Non-GAAP)	$(41,594)	$(44,102)	$(23,800)

Net loss per common share, basic and diluted (GAAP)	$(0.51)	$(0.54)	$(4.04)
Stock-based compensation expense	0.06	0.08	0.46
Change in fair value of warrant liabilities	0.01	(0.01)	0.32

Net loss per common share, basic and diluted (Non-GAAP)	$(0.44)	$(0.47)	$(3.26)

Shares used in per share calculation, basic and diluted (GAAP and Non-GAAP)	95,187	94,240	7,302

Non-GAAP Financial Information

Consolidated financial information has been presented in accordance with GAAP as well as on a non-GAAP basis. On a non-GAAP basis, financial measures exclude non-cash items such as stock-based compensation as well as the change in fair value related to Tesla’s warrant liability. Management believes that it is useful to supplement its GAAP financial statements with this non-GAAP information because management uses such information internally for its operating, budgeting and financial planning purposes. These non-GAAP financial measures also facilitate management’s internal comparisons to Tesla’s historical performance as well as comparisons to the operating results of other companies. Non-GAAP information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under U.S. GAAP when understanding Tesla’s operating performance. A reconciliation between GAAP and non-GAAP financial information is provided above.